EXHIBIT 99.1

          Pope & Talbot Announces First Quarter 2004 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--May 3, 2004--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $3.3 million or $0.21 per share for the 3 months ended March 31, 2004, an improvement of $4.3 million or $0.28 per share, compared with a net loss of $7.6 million or $0.49 per share reported for the same period in 2003. Revenues were $177.3 million for the quarter compared to $148.2 million for the first quarter of 2003 and EBITDA increased to $9.8 million versus $3.7 million one year ago.
    The year over year improvement was driven by significant market price increases for the Company's pulp and lumber products. Financial results for the quarter were negatively impacted by the continued weakness of the U.S. dollar, which increased cost of goods sold by approximately $14.4 million pretax compared to the first quarter of 2003. On average, the U.S. dollar was slightly stronger in the first quarter of 2004 as compared to the fourth quarter of 2003, but financial impacts were negligible.
    Michael Flannery, Chairman and Chief Executive Officer stated, "I am pleased with the sustained improvement in the pulp and wood products markets and look forward to a year of improving earnings and cash flow, and a stronger balance sheet."

    Pulp

    Pope & Talbot's first quarter 2004 pulp sales volume decreased two percent to 212,200 metric tons, while pulp sales revenues increased 17 percent to $109.1 million as compared with the first quarter 2003. The average price realized per metric ton sold during the quarter increased 19 percent to $514 from $431 in the first quarter 2003. First quarter pricing also represents a four percent improvement relative to the fourth quarter 2003 average price realization of $494 per metric ton. Pulp pricing improved throughout the quarter and Pope & Talbot's average sales price for March 2004 was $540 per metric ton.
    Pulp cost of goods sold increased $15.7 million, or 17 percent, of which approximately $9.5 million was attributable to the year over year increase in the Canadian to U.S. dollar exchange rate. Finally, pulp production volume was one percent lower in this quarter when compared to the first quarter of 2003 and approximately equal to fourth quarter 2003. The Company estimates that production in the first quarter of 2004 would have been approximately 7,500 metric tons higher but for the impact of harsh weather in the first half of January and performance problems at the Company's Nanaimo facility in March.

    Wood Products

    Pope & Talbot's first quarter 2004 lumber sales volume decreased two percent to 147.9 million board feet, while wood products sales revenues increased 24 percent to $68.2 million. The average price realized per thousand board feet sold during the quarter increased 30 percent to $404 from $311 in the first quarter 2003. First quarter pricing also represents an eight percent improvement relative to fourth quarter 2003 average price realization of $373 per thousand board feet. Lumber cost of goods sold increased $6.6 million, or 12 percent, of which approximately $4.9 million was attributable to the year over year increase in the Canadian to U.S. dollar exchange rate. Finally, lumber production volume was three percent lower in this quarter when compared to first quarter 2003 and eight percent higher than fourth quarter 2003. Lumber pricing improved throughout the quarter and average price realization for March 2004 was $422 per thousand board feet.

Selected Statistics
                                                         Three months
                                     Three months ended      ended
                                           March 31,      December 31,
                                        2004       2003          2003
                                   --------------------- -------------
Sales Volumes:
Pulp (metric tons)                   212,200    216,700       188,700
Lumber (thousand board feet)         147,900    151,400       143,900

Production Volumes:
Pulp (metric tons)                   202,400    205,400       201,700
Lumber (thousand board feet)         161,200    165,900       149,800

Average Price Realizations:  (A)
Pulp (metric tons)                      $514       $431          $494
Lumber (thousand board feet)            $404       $311          $373

Notes:
(A) Gross invoice price less trade discounts.

    In the first quarter of 2004, Pope & Talbot's capital expenditures were $3.1 million and depreciation was $9.9 million. At the end of the quarter, the Company's cash and short-term investments were $13.2 million and total debt was $254.1 million. During the first quarter, total debt increased by $4.9 million, although unrestricted cash increased by $9.1 million. On March 31, 2004, shareholders' equity was $139.9 million and the ratio of long-term debt to total capitalization was 64 percent.
    Pope & Talbot will pay a dividend of 8 cents per share on May 24, 2004 to common stockholders of record on May 10, 2004.
    Pope & Talbot, Inc. will be holding a conference call on Monday, May 3, 2004 at 11:00 a.m. PDT and 2:00 p.m. EDT. The call-in number is 416-695-5261. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's performance depends on the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements. Pope & Talbot discloses other financial information which it does not consider to be GAAP or non-GAAP financial measures, but rather supplemental information intended to be helpful to investors.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                                              CONSOLIDATED STATEMENTS
                                                      OF INCOME
                                                 Three months ended
                                                      March 31,
                                               -----------------------
                                                     2004        2003
                                                ----------  ----------
Sales                                          $  177,322  $  148,226
Costs and expenses:
   Pulp cost of sales                             105,914      90,210
   Wood Products cost of sales                     63,912      57,275
   Selling, general and administrative              7,579       6,892
                                                ----------  ----------
Operating income (loss)                               (83)     (6,151)
Interest expense, net                               5,294       5,263
                                                ----------  ----------

Income (loss) before income taxes                  (5,377)    (11,414)
Income tax benefit                                  2,097       3,767
                                                ----------  ----------
Net income (loss)                              $   (3,280) $   (7,647)
                                                ----------  ----------
                                                ----------  ----------
Net income (loss) per common share - basic and
 diluted                                       $     (.21) $     (.49)
                                                ----------  ----------
                                                ----------  ----------

Average shares outstanding - basic and diluted     15,677      15,618

Return on equity                                    (9.2)%     (21.2)%
                                                ----------  ----------
                                                ----------  ----------

                                               CONSOLIDATED BALANCE
                                                       SHEETS
                                                     March 31,
                                               ----------------------
                                                     2004        2003
                                                ----------  ----------
Assets:
   Current assets                              $  197,775  $  187,061
   Properties, net                                323,978     313,351
   Deferred income tax assets, net                 11,460      16,634
   Other assets                                    18,550      17,655
                                                ----------  ----------
      Total                                    $  551,763  $  534,701
                                                ----------  ----------
                                                ----------  ----------
Liabilities and stockholders' equity:
   Current portion of long-term debt           $    5,336  $   28,507
   Other current liabilities                       99,027      85,109
   Long-term debt, excluding current portion      248,787     225,812
   Other long-term liabilities                     58,711      49,964
                                                ----------  ----------
      Total liabilities                           411,861     389,392
   Stockholders' equity                           139,902     145,309
                                                ----------  ----------
      Total                                    $  551,763  $  534,701
                                                ----------  ----------
                                                ----------  ----------

Long-term debt to total capitalization                 64%         61%

                                                 SEGMENT INFORMATION
                                                 Three months ended
                                                      March 31,
                                                     2004        2003
                                                ----------  ----------
Revenues:
   Pulp                                        $  109,141  $   93,392
   Wood products
      Lumber                                       59,743      47,111
      Chips, logs and other                         8,438       7,723
                                                ----------  ----------
          Total wood products                      68,181      54,834
                                                ----------  ----------
                                                  177,322     148,226
                                                ----------  ----------
EBITDA: (A)
   Pulp                                        $    7,814  $    7,416
    Wood products                                   4,786      (1,367)
                                                ----------  ----------
      Total operating segments                     12,600       6,049
   General Corporate                               (2,808)     (2,381)
                                                ----------  ----------
                                                    9,792       3,668
                                                ----------  ----------
Depreciation and amortization:
   Pulp                                        $    7,652  $    7,234
   Wood products                                    1,798       2,283
                                                ----------  ----------
      Total operating segments                      9,450       9,517
   General Corporate                                  425         302
                                                ----------  ----------
                                                    9,875       9,819
                                                ----------  ----------
Operating income (loss):
   Pulp                                        $      162  $      182
   Wood products                                    2,988      (3,650)
                                                ----------  ----------
      Total operating segments                      3,150      (3,468)
   General Corporate                               (3,233)     (2,683)
                                                ----------  ----------

   Operating income (loss)                     $      (83) $   (6,151)
                                                ----------  ----------
                                                ----------  ----------
Selected Statistics:
   Lumber import duties                        $    8,900  $    6,400
   Capital expenditures                        $    3,057  $    2,161


Notes:

(A) EBITDA equals net income (loss) before income taxes and interest expense, net, plus depreciation and amortization, and is reconcilable to net income (loss) using the numbers for depreciation and amortization, income tax benefit and interest expense, net in the above tables.


    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161